Exhibit 10.43

BETWEEN

DESMET BALLESTRA NORTH AMERICA INC. (DBNA) 450 Franklin Road, Suite 170 Marietta, GA 30067

                    Represented by Timothy G. Kemper, President & CEO, hereinafter referred to as "the Lender"

AND

CAVITATION TECHNOLOGIES INC. (CTI)
10019 Canoga Avenue
Chatsworth, CA 91311

Represented by Roman Gordon, CEO, hereinafter referred to as "the Borrower"
The following has been agreed:

The Lender grants the Borrower, who accepts, a loan under the terms and conditions listed below. The capital amount is US$ 75,000.00.

This agreement will come into force October 25, 2010 (Starting Date) and will end upon last payment on March 25, 2011. The funds borrowed will be sent to the Borrower on the Starting Date via check made payable to Borrower.

The loan is to be repaid at a rate of $25,000.00 per month starting ninety (90) days from Starting Date. If for any reason CTI and DBNA are not able to finalize a restated and amended collaboration agreement for Nano Neutralization, the remaining balance of loan is 100% payable upon demand. The funds are borrowed on an interest-free basis. Should the Borower be late in any payment, interest will be accrued on the late amount at a ten percent (10%) annually compounded rate.

AGREED:

Made in 2 copies at Marietta, Georgia, United States on 26 October, 2010.

The Lender /s/Timothy G Kemper, President &CEO For Desmet Ballestra North America Inc.	The Borrower /s/Roman Gordon CEO For Cavitation Technologies Inc.

DESMET BALLESTRA NORTH AMERICA,, INC.
 450 Franklin Road, Suite 170 ■ Marietta, Georgia 30067 U.S.A.
Tel: 1-770-693-0061 ■ Fax: 1-770-693-0071
Email: info@desmetusa.com ■ Website: www.desmetballestra.com